PROSPECTUS	Filed Pursuant to Rule 424(b)(7)
Registration No. 333-251865
988,448 Shares of Common Stock
The selling stockholders named in this prospectus or their permitted transferees, referred to collectively as the selling stockholders, may offer and sell from time to time up to 988,448 shares of our common stock, par value $0.0001 per share.
The selling stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock. See the section titled “Plan of Distribution.”
Our common stock is listed on the Nasdaq Global Select Market under the symbol “IMVT.” On January 13, 2021, the last reported sale price of our common stock on the Nasdaq Global Select Market was $44.15 per share.
Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
January 14, 2021

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under the shelf registration process, the selling stockholders may from time to time offer to sell shares of common stock described in this prospectus in one or more offerings.
Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus and all of the information incorporated by reference herein, as well as the additional information described under the sections titled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” These documents contain important information that you should consider when making your investment decision.
We provide information to you about this offering of shares of common stock by the selling stockholders in this prospectus, which describes the specific details regarding this offering. If information in this prospectus is inconsistent with the documents incorporated by reference in this prospectus filed prior to the date of this prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.
Neither we nor the selling stockholders have authorized any other person to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus or any permitted free writing prospectuses we have authorized for use in connection with this offering. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Information contained on, or accessible through, our website is not part of this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
ii

INDUSTRY AND MARKET DATA
This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” herein and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
iii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus and any related free writing prospectus, including the risks of investing in our securities discussed under the section titled “Risk Factors” contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, we use the terms “Immunovant,” “company,” “we,” “us” and “our” in this prospectus to refer to Immunovant, Inc. and our wholly owned subsidiaries. Our fiscal year ends on March 31.
Immunovant, Inc.
Overview
We are a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. We are developing a novel, fully human monoclonal antibody, IMVT-1401 (formerly referred to as RVT-1401), that selectively binds to and inhibits the neonatal fragment crystallizable receptor, or FcRn. IMVT-1401 is the product of a multistep, multi-year research program conducted by HanAll Biopharma Co., Ltd., or HanAll, to design a highly potent anti-FcRn antibody optimized for subcutaneous delivery. These efforts have resulted in a product candidate that has been dosed in small volumes (e.g. 2 mL) and with a 27-gauge needle, while still generating therapeutically relevant pharmacodynamic activity, important attributes that we believe will drive patient preference and market adoption. In nonclinical studies and in clinical trials conducted to date, IMVT-1401 has been observed to reduce immunoglobulin G, or IgG, antibody levels. High levels of pathogenic IgG antibodies drive a variety of autoimmune diseases and, as a result, we believe IMVT-1401 has the potential for broad application in these disease areas. We intend to develop IMVT-1401 in autoimmune diseases for which there is robust evidence that pathogenic IgG antibodies drive disease manifestation and for which reduction of IgG antibodies should lead to clinical benefit.
We are developing IMVT-1401 as a fixed-dose, self-administered subcutaneous injection on a convenient weekly, or less frequent, dosing schedule. As a result of our rational design, we believe that IMVT-1401, if developed and approved for commercial sale, would be differentiated from currently available, more invasive treatments for advanced IgG-mediated autoimmune diseases (e.g., myasthenia gravis, or MG, thyroid eye disease, or TED (formerly referred to as Graves’ ophthalmopathy, or GO), Warm Autoimmune Hemolytic Anemia, or WAIHA, idiopathic thrombocytopenic purpura, pemphigus vulgaris, chronic inflammatory demyelinating polyneuropathy, bullous pemphigoid, neuromyelitis optica, pemphigus foliaceus, Guillain-Barré syndrome and PLA2R+ membranous nephropathy). In 2019, these diseases had an aggregate prevalence of approximately 243,000 patients in the United States and 388,000 patients in Europe. To the extent we choose to develop IMVT-1401 for certain of these rare diseases, we plan to seek orphan drug designation in the United States and Europe. Such designations would primarily provide financial and exclusivity incentives intended to make the development of orphan drugs financially viable. However, we have not yet sought such designation for any of our three target indications, and there is no certainty that it would obtain such designation, or maintain the benefits associated with such designation, if or when we do.
Risks Associated with our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and those incorporated by reference in this prospectus. These risks include, among others, the following:
•Our business, operations and clinical development plans and timelines and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic, on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we conduct business, including our contract manufacturers, contract research organizations, or CROs, shippers and others.
•We have a limited operating history and have never generated any product revenue.
•We expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
•Our business is heavily dependent on the successful development, regulatory approval and commercialization of our sole product candidate, IMVT-1401.
•We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of IMVT-1401.
•Raising additional funds by issuing securities may cause dilution to existing stockholders, raising additional funds through debt financings may involve restrictive covenants, and raising funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.
•We rely on the license agreement with HanAll Biopharma Co., Ltd., or the HanAll Agreement, to provide rights to the core intellectual property relating to IMVT-1401. Any termination or loss of significant rights under the HanAll Agreement would adversely affect our development or commercialization of IMVT-1401.
•The HanAll Agreement obligates us to make certain milestone payments, some of which may be triggered prior to our potential commercialization of IMVT-1401.
•We may not be able to manage our business effectively if we are unable to attract and retain key personnel.
•We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.
If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.
Corporate Information
We were incorporated in Delaware in December 2018 as a blank check company under the name Health Sciences Acquisitions Corporation, or HSAC. On December 18, 2019, Immunovant Sciences Ltd., or ISL, and HSAC consummated the transactions contemplated under that certain share exchange agreement dated as of September 29, 2019 by and among HSAC, ISL, the stockholders of ISL and Roivant Sciences Ltd., following the approval at the special meeting of the stockholders of HSAC held on December 16, 2019, which we refer to as the Business Combination. In connection with the closing of the Business Combination, we changed our name from HSAC to Immunovant, Inc.
Our principal executive offices are located at 320 West 37th Street, New York, New York 10018 and our telephone number is (917) 580-3099. Our corporate website address is www.immunovant.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
We have four wholly owned subsidiaries: Immunovant Sciences Ltd., a Bermuda exempted limited company, Immunovant Sciences Holdings Limited, a limited company organized under the laws of the United Kingdom, or the U.K., IMVT Corporation, a Delaware corporation, and Immunovant Sciences GmbH, or ISG, a company with limited liability formed under the laws of Switzerland. We also conduct business operations at 1000 Park Forty Plaza, Suite 210, Durham, North Carolina 27713. ISG maintains its headquarters at Viaduktstrasse 8, 4051 Basel, Switzerland. ISG holds our intellectual property rights in our product candidate.

“IMMUNOVANT” and our other registered and common law trade names, trademarks and service marks are our property. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

THE OFFERING

Common stock offered	988,448 shares of common stock, par value $0.0001 per share, to be offered from time to time by the selling stockholders.

Terms of the offering	The selling stockholders will determine when and how they will dispose of the shares of common stock registered for resale under this prospectus.

Risk factors	Investment in our securities involves a high degree of risk. You should read the “Risk Factors,” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Select Market Symbol	“IMVT”
For additional information concerning the offering, see “Plan of Distribution” beginning on page 10.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we and the selling stockholders may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:
•future operating or financial results;
•the effect of the COVID-19 pandemic on our business, operations and supply chain, including the potential impact on our clinical trial plans and timelines, such as the enrollment, activation and initiation of additional clinical trial sites, and the results of our clinical trials;
•future acquisitions, business strategy and expected capital spending;
•the timing, progress, costs and results of our clinical trials for IMVT-1401, including our ASCEND MG, ASCEND GO and ASCEND WAIHA trials;
•the timing of meetings with and feedback from regulatory authorities as well as any submission of filings for regulatory approval of IMVT-1401;
•the potential advantages and differentiated profile of IMVT-1401 compared to existing therapies for the applicable indications;
•our ability to successfully manufacture or have manufactured drug product for clinical trials and commercialization;
•our ability to successfully commercialize IMVT-1401, if approved;
•the rate and degree of market acceptance of IMVT-1401, if approved;
•our expectations regarding the size of the patient populations for and opportunity for and clinical utility of IMVT-1401, if approved for commercial use;
•our estimates of our expenses, ongoing losses, future revenue, capital requirements and needs for or ability to obtain future financing to complete the clinical trials for and commercialize IMVT-1401;
•our dependence on and plans to leverage third parties for research and development, clinical trials, manufacturing and other activities;
•our ability to maintain intellectual property protection for IMVT-1401;
•our ability to identify, acquire or in-license and develop new product candidates;
•our ability to identify, recruit and retain key personnel;
•developments and projections relating to our competitors or industry; and
•future payments of dividends and the availability of cash for payment of dividends.
These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “should,” “will” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the section titled “Risk Factors” contained in this prospectus, in any free writing prospectuses we and the selling stockholders may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS
All the shares of common stock offered in this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS
The selling stockholders named in the table below may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus.
As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.
The following table provides, as of the date of this prospectus except as otherwise stated below, information regarding the beneficial ownership of our common stock of each selling stockholder, the number of shares of common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own after this offering. Because each selling stockholder may dispose of all, none or some portion of its shares of common stock, no estimate can be given as to the number of shares of common stock that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of common stock covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering		Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
RTW Master Fund, Ltd.(3)	5,300,728	(5)	662,912	4,637,816	4.7%
RTW Innovation Master Fund, Ltd.(3)	2,104,202	(5)	174,241	1,929,961	2.0%
HanAll Biopharma Co., Ltd.(4)	939,395		151,295	788,100	*
__________________
*Less than 1%.
(1)Consists of additional shares issued to each stockholder in September 2020 upon the achievement of the second earnout milestone as described in Note 3, “Business Combination and Recapitalization” to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2020, which is incorporated by reference into this prospectus. The selling stockholders named above continue to hold registration rights over these earnout shares as they may not be sold or transferred in reliance upon Rule 144 under the Securities Act as of the date of this prospectus.
(2)Based on 97,971,243 shares outstanding as of December 31, 2020.
(3)Roderick Wong, M.D., the former President and Chief Executive Officer and Chairman of Health Sciences Acquisitions Corporation, has voting and dispositive power over the shares owned by the entities affiliated with RTW.
(4)We have licensed our core intellectual property relating to IMVT-1401 from HanAll Biopharma Co., Ltd under the HanAll Agreement.
(5)Does not include 187,323 additional shares owned by other entities affiliated with RTW, which additional shares represent less than 1% of shares outstanding as of December 31, 2020.

PLAN OF DISTRIBUTION
The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for their account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted by applicable law.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them will be the purchase price of the shares of common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On December 18, 2019, Immunovant Sciences Ltd., or ISL, and Health Sciences Acquisitions Corporation, or HSAC, consummated the transactions contemplated by the Share Exchange Agreement dated September 29, 2019, or the Business Combination. In connection with the closing of the Business Combination, the registrant changed its name from Health Sciences Acquisitions Corporation to Immunovant, Inc., or the Company.
In August 2019, ISL issued $30.0 million of promissory notes, or the Promissory Notes, consisting of $25.0 million to RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd., or the RTW Entities, and $5.0 million to Roivant Sciences Ltd. or RSL as a replacement of an existing $5.0 million promissory note payable to RSL in June 2019. In September 2019, ISL repaid $2.5 million aggregate principal amount of the Promissory Notes issued to the RTW Entities and $2.5 million principal amount of the Promissory Note issued to RSL, and the accrued interest on such principal amounts was forgiven. Subsequently, ISL issued four additional Promissory Notes having an aggregate principal amount of $10.0 million to entities affiliated with Biotechnology Value Fund, L.P. or BVF. The Promissory Notes automatically converted immediately prior to the consummation of the Business Combination into common shares of ISL exchangeable for an aggregate of 3,500,000 shares of HSAC’s common stock upon the closing of the Business Combination. All interest on the Promissory Notes was waived and cancelled immediately prior to the closing of the Business Combination.
The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 2020 combined the audited historical combined and consolidated statement of operations of the Company for the year ended March 31, 2020 with the unaudited historical condensed statement of operations of HSAC for the period from April 1, 2019 to December 18, 2019, the date that ISL and HSAC consummated the transactions contemplated by the Share Exchange Agreement dated September 29, 2019, giving effect to the Business Combination, the conversion of the Promissory Notes and the issuance of shares arising from the Business Combination as if these events had occurred on April 1, 2019.
The historical financial information of the Company was derived from the audited combined and consolidated financial statement of the Company for the year ended March 31, 2020 included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, which is incorporated by reference into this prospectus. The historical financial information of HSAC was derived from the unaudited financial statement of HSAC for the period from April 1, 2019 to December 18, 2019, the date that ISL and HSAC consummated the transactions contemplated by the Share Exchange Agreement dated September 29, 2019.
Description of the Share Exchange
Pursuant to the Share Exchange Agreement, HSAC acquired 100% of the issued and outstanding securities of ISL, in exchange for 42,080,376 shares of HSAC’s common stock and 10,000 shares of Series A preferred stock of HSAC issued to RSL, calculated in accordance with the terms of the Share Exchange Agreement. At closing, all vested or unvested outstanding options in ISL under its equity incentive plan were automatically assumed by HSAC and converted into options to purchase shares of HSAC’s common stock with no substantial changes to their vesting conditions.
The stockholders of ISL, or the Sellers, were entitled to receive up to an additional 20,000,000 shares of common stock, or the Earnout Shares, after the closing of the Business Combination if the volume-weighted average price of the Company’s shares equals or exceeds the following prices for any 20 trading days within any 30 trading-day period, or the Trading Period, following the closing: (1) during any Trading Period prior to March 31, 2023, 10,000,000 Earnout Shares upon achievement of a volume-weighted average price of at least $17.50 per share; and (2) during any Trading Period prior to March 31, 2025, 10,000,000 Earnout Shares upon achievement of a volume-weighted average price of at least $31.50 per share, each referred to as a Milestone. In the event that after closing of the Business Combination and prior to March 31, 2025, (i) there is a change of control of the Company, (ii) any liquidation, dissolution or winding up of the Company is initiated, (iii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against the Company, or (iv) the Company makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, each referred to as an Acceleration Event, then any Earnout Shares that have not been previously issued by the Company (whether or not previously earned) shall be deemed earned and due by the Company to the Sellers, unless in a change of control, the value of the consideration to be received in exchange for a share of the Company’s common stock is lower than the applicable Milestone share price thresholds described above. As of the date of this prospectus, each of the Milestones has been achieved and the Earnout Shares have been issued.
Accounting for the Share Exchange
The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting HSAC was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, the Sellers have a majority of the voting power of the combined company, ISL comprises all of the ongoing operations of the combined entity, ISL comprises a majority of the governing body of the combined company, and ISL’s senior management comprises all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of ISL issuing shares for the net assets of HSAC, accompanied by a recapitalization. The net assets of HSAC were stated at historical costs. No goodwill or other intangible assets were recorded. Operations prior to the Business Combination are those of ISL.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and directly attributable to the Business Combination, the conversion of the Promissory Notes and the issuance of shares arising from the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements are based on currently available information and certain assumptions that both HSAC and ISL believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. ISL and HSAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statement include the 42,080,376 shares of HSAC’s common stock and 10,000 shares of Series A preferred stock of HSAC issued to the Sellers and exclude the 20,000,000 Earnout Shares.
As a result of the Business Combination, the Sellers owned approximately 79.5% of the outstanding shares of common stock of the Combined Company, Health Sciences Holdings, LLC, or the Sponsor, owned approximately 2.0% of the outstanding shares of the Combined Company and HSAC public stockholders owned approximately 18.5% of the non-redeemable shares of the Combined Company, based on the number of shares of the Company’s common stock outstanding as of March 31, 2020 (in each case, not giving effect to any shares issuable upon exercise of HSAC Warrants and HSAC Unit purchase option, or Earnout Shares). The 10,000,000 warrants sold in a private placement by the Company to the Sponsor, or the Private Warrants, were forfeited and cancelled at the closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended March 31, 2020	Period from April 1, 2019 to December 18, 2019	Pro Forma Adjustments		Debt Financing Adjustments		Year Ended March 31, 2020
	ISL (Historical)	HSAC (Historical)					Pro Forma Combined
Operating expenses:
Research and development	$47,927	$—	$—		$—		$47,927
General and administrative	18,151	2,397	(1,808)	(BB)	—		18,740
Total operating expenses	66,078	2,397	(1,808)		—		66,667
Loss from operations	(66,078)	(2,397)	1,808		—		(66,667)
Interest expense	625	—	—		(625)	(CC)	—
Interest income	—	(1,359)	1,359	(AA)	—		—
Other (income) expense, net	(412)	—	—		38	(CC)	(374)
Loss before provision for income taxes	(66,291)	(1,038)	449		587		(66,293)
Provision for income tax	97	205	(205)	(AA)	—		97
Net loss	$(66,388)	$(1,243)	$654		$587		$(66,390)
Net Loss per Share
Net loss per common share – basic and diluted	$(1.54)						$(1.21)
Weighted average common shares outstanding – basic and diluted	43,199,191						54,655,376
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
1.Accounting Policies
Based on its analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
2.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statement have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company. ISL and HSAC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Company’s shares outstanding as of March 31, 2020, assuming the Business Combination occurred on April 1, 2019. As the unaudited pro forma condensed combined statement of operations are in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2020 are as follows:
(AA)Elimination of interest income on the Trust Account and related tax impact due to reclassification of the cash and marketable securities held in the Trust Account that became available to fund the Business Combination. HSAC’s tax provision for the period from April 1, 2019 to December 18, 2019, the date that ISL and HSAC consummated the transactions contemplated by the Share Exchange Agreement dated September 29, 2019 was solely due to the interest income generated during the period and, as such, the entire provision for income taxes of $0.2 million was eliminated.
(BB)Elimination of transaction costs previously recorded by HSAC of $1.8 million related to the Business Combination.
(CC)Elimination of interest expense and forgiveness of interest previously recorded in relation to outstanding Promissory Notes due to the RTW Entities, RSL and entities affiliated with BVF.
3.Earnings per Share
Earnings per share represents the net earnings per share calculated using the historical weighted-average ISL common shares and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 1, 2019. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted-average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued relating to the Business Combination have been outstanding for the entire period presented.

As part of the Business Combination, 1,800,000 shares held by the Sponsor became subject to vesting requirements and have been excluded from the shares outstanding in the calculation of basic and diluted pro forma earnings per share.

Pro Forma Shares Outstanding – Basic and Diluted	Year Ended March 31, 2020
HSAC merger consideration shares	42,080,376
Founder shares	2,875,000
Common shares held by current HSAC stockholders	11,500,000
Sponsor restricted shares	(1,800,000)
Pro forma shares outstanding – basic and diluted	54,655,376

(in thousands, except share and per share data)	Year Ended March 31, 2020
Pro Forma Basic and Diluted Net Loss Per Share
Pro forma net loss attributable to common stockholders	$(66,390)
Basic and diluted non-redeemable shares outstanding	54,655,376
Pro forma basic and diluted net loss per share	$(1.21)

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Cooley LLP. Any underwriters or agents will be advised about legal matters by their own counsel to be named in the applicable prospectus supplement.
EXPERTS
The combined and consolidated financial statements of Immunovant, Inc. appearing in Immunovant, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Media & Investor section of our website. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is http://www.immunovant.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38906):
• our Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on June 29, 2020;
• our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 12, 2020;
• our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020;
•the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2020, from our definitive proxy statement relating to our 2020 annual meeting of stockholders, filed with the SEC on July 9, 2020;
•our Current Reports on Form 8-K filed with the SEC on May 14, 2020, August 21, 2020, August 25, 2020 (solely with respect to Item 8.01) and September 18, 2020; and
•the description of our common stock in our registration statement on Form 8-A filed with the SEC on May 9, 2019, including any amendments thereto or reports filed for the purpose of updating such description.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Immunovant, Inc.
320 West 37th Street
New York, NY 10018
(917) 580-3099
Attn: Secretary